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                                                                    EXHIBIT 5(a)

[FIRST ALBANY COMPANIES INC. LETTERHEAD]

                                                       May 10, 2000

First Albany Companies Inc.
30 South Pearl Street
Albany, NY  12207

RE: First Albany Companies Inc. - Registration Statement on Form S-8 relating to the First Albany Companies Inc. Deferred Compensation Plan For Key Employee (the "Registration Statement")

Ladies and Gentlemen:

         I am Senior Vice President and General Counsel of First Albany Companies Inc., a New York corporation ("First Albany"), and I am familiar with the proceedings taken by First Albany in connection with the proposed offering of up to $9,000,000.00 in principle amount of deferred compensation obligations (the "Obligations") and up to 250,000 shares of First Albany common stock, par value $.01 (the "Shares"), by First Albany pursuant to the First Albany Companies Inc. Deferred Compensation Plan For Key Employees (the "Plan"), with respect to which the Registration Statement has been prepared for filing with the Securities and Exchange Commission under the Securities Act of 1933.

         In arriving at the opinions expressed below, I have reviewed the Registration Statement and the Plan. In addition, I reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of First Albany and such other instruments and other certificates of public officials, officers and representatives of First Albany and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion express below.

         In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

         Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1.   When

         a. the applicable provisions of the Securities Act of 1933 and of State securities or "blue sky" laws shall have been complied with; and

         b. the Company's Board of Directors shall have duly authorized the issue and sale of the Obligations;

the Obligations will be legally issued, fully paid and nonassessable; and



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When

         a. the applicable provisions of the Securities Act of 1933 and of State securities or "blue sky" laws shall have been complied with;

         b. the Company's Board of Directors shall have duly authorized the issue and sale of the Shares; and

         c. the Shares shall have been duly issued and paid for (in an amount not less than $.01 par value thereof);

the Shares will be legally issued, fully paid and nonassessable.

         Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligation of First Albany,
(a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and to general principles of equity.

         The foregoing opinion is limited to the Federal laws of the United States of America and the law of the State of New York.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Stephen P. Wink
                                            -------------------
                                            Stephen P. Wink
                                            Senior Vice President
                                            General Counsel